EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement (relating to 3,444,000 Shares of Common Stock) of CryoLife, Inc. on Form S-3 of our reports dated February 24, 2003, (which reports express an unqualified opinion and with respect to the report on the consolidated financial statements includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2002, and to the references to us under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 9, 2004